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Exhibit 10.2

MANAGEMENT AGREEMENT

by and between

CAPITALSOURCE HEALTHCARE REIT

and

CAPITALSOURCE FINANCE LLC

Dated as of October     , 2008

Exhibits

Exhibit A—Conflicts of Interest Policy

Exhibit B—Investment Guidelines

i

MANAGEMENT AGREEMENT

        This MANAGEMENT AGREEMENT, dated as of October             , 2008, is by and between CapitalSource Healthcare REIT, a Maryland real estate investment trust (the "Company") and CapitalSource Finance LLC, a Delaware limited liability company (the "Manager").

WITNESSETH:

        WHEREAS, the Company is a newly formed real estate investment trust which intends to invest primarily in healthcare-related real estate assets and intends to qualify as a real estate investment trust for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, the Company desires to retain the Manager to manage the business and investment affairs of the Company and the Company Subsidiaries and to perform services for the Company and the Company Subsidiaries in the manner and on the terms set forth herein and the Manager wishes to be retained to provide such services.

        NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

         Section 1.    Definitions.

        (a)   The following terms shall have the meanings set forth in this Section 1(a):

        "Adjusted Termination Fee" means with respect to a termination of this Agreement pursuant to Section 12(c), a payment equal to: three times the Base Management Fee earned by Manager for the 12-month period preceding the applicable termination (or, if there has not been one complete 12-month period under this Agreement prior to such termination, then the Base Management Fee that would have been earned by Manager for the 12-month period based on projections agreed to by Manager and Company for the first fiscal year as though all projections therein were realized).

        "Affiliate" means with respect to any Person any direct or indirect subsidiary of such Person and any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, however, that solely for purposes of this Agreement, (y) the Manager and its subsidiaries on the one hand and the Company and the Company Subsidiaries on the other hand shall not be deemed Affiliates of each other, and (z) no stockholder of CapitalSource Inc. or the Company or joint venture or joint venture partner of the Manager or the Company or any of their Affiliates shall be deemed an Affiliate of the Manager or the Company, as applicable.

        "Agreement" means this Management Agreement, as amended, supplemented or otherwise modified from time to time.

        "Applicable Law(s)" means all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any of the foregoing, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia, whether now or hereafter enacted and in force.

        "Approval of the Board of Trustees" means, unless otherwise noted, the approval of a majority of the Board of Trustees.

        "Approval of the Independent Trustees" means, unless otherwise noted, the approval of a majority of the Independent Trustees.

        "Automatic Renewal Term" has the meaning set forth in Section 10(b) hereof.

        "Base Management Fee" means the base management fee, calculated and payable monthly in arrears, in an amount equal to one twelfth (1/12) of 0.50% of the average daily Investment Value for the preceding calendar month.

        "Board of Trustees" means the board of trustees of the Company.

        "Business Day" means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

        "CapitalSource Standard" means the underwriting and investment policies of the CapitalSource Healthcare Real Estate Group (including the Credit Policies) in effect on the Business Day immediately prior to the Closing Date, as may be amended from time to time by CapitalSource Inc. and/or the Manager using its commercially reasonable judgment.

        "Change in Control" with respect to CapitalSource Inc. or the Company shall be deemed to have occurred (a) if any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than CapitalSource Inc. or an Affiliate of CapitalSource Inc., in a single transaction or in a related series of transactions, becomes the beneficial owner, directly or indirectly, of securities of CapitalSource Inc. or the Company, representing more than 50% of the aggregate voting power of all classes of such entity's then outstanding voting securities (provided that no change in ownership of CapitalSource Inc. or any of its Affiliates shall be deemed a Change of Control of the Company for purposes of this definition unless such change in ownership is also a "Change of Control" of CapitalSource Inc. hereunder), (b) upon consummation of any merger, consolidation or share exchange of CapitalSource Inc. or Company, as applicable, pursuant to which CapitalSource Inc.'s or the Company's, as applicable, then outstanding voting securities will be converted into cash, securities or other property; provided, however, that a transaction where the holders of CapitalSource Inc.'s or the Company's, as applicable, then outstanding voting securities immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all voting securities of the continuing or surviving corporation, entity or transferee entitled to vote generally in the election of directors or trustees immediately after such event shall not be a Change in Control hereunder, (c) upon the replacement of greater than 50% of the board of directors or trustees of CapitalSource Inc. or the Company, as applicable, over a two year period in the case of CapitalSource Inc., and over a one year period in the case of the Company, from the directors or trustees, as applicable, who constituted the board of directors or trustees at the beginning of such applicable period, and such replacements shall not have been approved or nominated by (i) in the case of CapitalSource Inc., a vote of at least a majority of the board of directors of CapitalSource Inc. then still in office who were either members of such board at the beginning of such applicable period or whose election as a member of such board was previously so approved, or (ii) in the case of the Company, by CapitalSource Inc. or its Affiliates, or (d) upon consummation of any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of CapitalSource Inc. or Company, as applicable, and its respective subsidiaries, taken as a whole, to any Person (other than CapitalSource Inc. or one of its Affiliates that executes this Agreement and agrees to bound by the provisions hereof).

        "Claim" has the meaning set forth in Section 8(e) hereof.

        "Closing Date" means the date of closing of the Initial Public Offering.

        "Code" has the meaning set forth in the Recitals.

        "Common Shares" means the common shares of beneficial interest, par value $0.01, in the Company.

        "Company Confidential Information" has meaning set forth in Section 5(a) hereof.

        "Company Indemnified Party" has meaning set forth in Section 8(d) hereof.

        "Company Permitted Disclosure Parties" has the meaning set forth in Section 5(b) hereof.

        "Company Subsidiaries" means, individually or collectively, any subsidiary of the Company and any partnership, the general partner of which is the Company or any subsidiary of the Company, and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

        "Conduct Policies" has the meaning set forth in Section 2(k) hereof.

        "Conflicts of Interest Policy" means the conflicts of interests policy for the Company with respect to the Manager attached hereto as Exhibit A, as the same may be amended, restated, modified, supplemented (each subject to Manager's approval which approval shall not be unreasonably withheld) or waived, in each case with the Approval of the Independent Trustees and Approval of the Board of Trustees.

        "Credit Committee" means the individuals designated by Manager from to time to serve on the Company's credit committee, which shall in all instances include the persons provided by Manager to perform the functions of chief executive officer and chief financial officer of the Company.

        "Credit Policies" means the credit policies of Manager and its Affiliates in effect as of the date of this Agreement, as the same may be amended from time to time in the same manner as the CapitalSource Standard may be amended.

        "Equity Incentive Plan" means the CapitalSource Healthcare REIT Equity Incentive Plan, as the same may be amended, modified or restated from time to time.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "GAAP" means generally accepted accounting principles in effect in the United States on the date such principles are applied.

        "Governing Instruments" means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general or limited partnership or the certificate of formation and operating agreement in the case of a limited liability company, the declaration of trust and bylaws in the case of a trust, or similar governing documents in each case, as the same may be amended from time to time.

        "Indemnified Party" has the meaning set forth in Section 8(d) hereof.

        "Independent Trustee" means a member of the Board of Trustees who is "independent" in accordance with the Company's Governing Instruments and the rules of the NYSE or such other securities exchange on which the Common Shares are listed.

        "Initial Public Offering" means the sale by CapitalSource Inc. or its subsidiaries of Common Shares in the initial public offering of the Company registered with the SEC on Form S-11, as amended (Registration Statement No. 333-152825).

        "Initial Term" has the meaning set forth in Section 10(a) hereof.

        "Investments" means debt investments, equity investments, securities or fee simple or ground leasehold interests in real property.

        "Investment Company Act" means the Investment Company Act of 1940, as amended.

        "Investment Guidelines" means the Company's investment guidelines attached hereto as Exhibit B, as the same may be amended, restated, modified, supplemented (each subject to Manager's approval which approval shall not be unreasonably withheld) or waived, in each case with the Approval of the Board of Trustees.

        "Investment Value" means the sum of net real estate Investments plus accumulated depreciation plus net loans, in each case determined on a daily basis in a manner consistent with the manner in which the Company's balance sheet is calculated in accordance with GAAP.

        "Losses" has the meaning set forth in Section 8(c) hereof.

        "Management Standard" means the standard of operation and management of the Company in a commercially reasonable manner that maximizes the Company's risk adjusted return on equity, subject to compliance in all material respects with the CapitalSource Standard, the Investment Guidelines, the Conflicts of Interest Policy, Applicable Laws and the terms and conditions of this Agreement.

        "Manager Change in Control" shall be deemed to have occurred: (a) if any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than CapitalSource Inc. or an Affiliate of CapitalSource Inc., in a single transaction or in a related series of transactions, becomes the beneficial owner, directly or indirectly, of securities of Manager, representing more than 50% of the aggregate voting power of all classes of Manager's then outstanding voting securities (provided that no change in ownership of CapitalSource Inc. or any of its Affiliates shall be deemed a Change of Control for purposes of this definition unless such change in ownership is also a "Change of Control" of CapitalSource Inc.), (b) upon consummation of any merger, consolidation or share exchange of Manager pursuant to which Manager's then outstanding voting securities will be converted into cash, securities or other property; provided, however, that a transaction where the holders of Manager's then outstanding voting securities immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all voting securities of the continuing or surviving corporation, entity or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Manager Change in Control hereunder, or (c) upon consummation of any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Manager and its subsidiaries, taken as a whole, to any Person (other than Manager or CapitalSource Inc. or one of their Affiliates that executes this Agreement and agrees to bound by the provisions hereof).

        "Manager Confidential Information" has the meaning set forth in Section 5(b) hereof.

        "Manager Indemnified Party" has the meaning set forth in Section 8(c) hereof.

        "Manager Intellectual Property" shall mean the trademark and trade name "CAPITALSOURCE" and related trademarks, including, without limitation, the trademarks registered with the United States Patent and Trademark Office as U.S. Registration Nos. 2,611,880, 2,627,444 and 1,991,438.

        "Manager Permitted Disclosure Parties" has the meaning set forth in Section 5(a) hereof.

        "Master Transaction Agreement" means that Master Transaction Agreement by and between the Company and CapitalSource Inc. dated as of October [            ], 2008, as amended, supplemented or otherwise modified from time to time.

        "NYSE" means the New York Stock Exchange, Inc.

        "Operating Budget" means the operating budget for the operation of the Company.

        "Person" means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

        "Reduced Termination Fee" means with respect to a termination of this Agreement pursuant to Section 12(a)(ii), a payment equal to: one times the Base Management Fee earned by Manager for the 12-month period preceding the applicable termination (or, if there has not been one complete 12-month period under this Agreement prior to such termination, then the Base Management Fee that would have been earned by Manager for the 12-month period based on projections agreed to by Manager and Company for the first fiscal year as though all projections therein were realized).

        "Registration Rights Agreement" means that Registration Rights Agreement by and between the Company and CapitalSource Inc. dated as of October [            ], 2008, as amended, supplemented or otherwise modified from time to time.

        "REIT" means a "real estate investment trust" as defined under the Code.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Service Providers" means third-party advisors and independent contractors, consultants, managers and other agents, including, without limitation accountants, legal counsel, appraisers, insurers, surveyors, engineering, environmental and seismic consultants, insurance consultants and brokers, public relations and marketing consultants, information technology consultants, investment bankers, investment relations advisers, securities brokers, mortgage brokers, transfer agents, registrars, financial printers, developers, financial advisors, internal audit service providers, master servicers, special servicers, banks and other lenders, consultants, agents, contractors, vendors, and advisors.

        "Termination Fee" means with respect to a termination of this Agreement pursuant to Section 12(a)(i) or Section 10(c), a payment equal to: two times the Base Management Fee earned by Manager for the 12-month period preceding the applicable termination (or, if there has not been one complete 12-month period under this Agreement prior to such termination, then the Base Management Fee that would have been earned by Manager for the 12-month period based on projections agreed to by Manager and Company for the first fiscal year as though all projections therein were realized).

        "Transition Period" means the period commencing on the effective date of expiration or termination of this Agreement and ending ninety (90) days thereafter.

        (b)   As used herein, accounting terms relating to the Company and Company Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a) , to the extent not defined, shall have the respective meanings given to them under GAAP.

        (c)   The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

         Section 2.    Appointment and Duties of the Manager.

        (a)   Appointment of Manager.    The Company hereby appoints the Manager to manage the Investments and day-to-day operations of the Company and the Company Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision and direction of, and such further limitations or parameters as may be imposed from time to time by, the Board of Trustees. The Manager hereby agrees to use commercially reasonable efforts to perform each of the duties set forth herein (and to cause the Service Providers to perform such duties) in accordance with the Management Standard. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion (to the extent permitted by, and in accordance with the terms of this Agreement), to cause the duties of the Manager to be subcontracted to or otherwise provided by its Affiliates or Service Providers.

        (b)   Duties of Manager.    The Manager, in its capacity as manager of the Investments and the day-to-day operations of the Company and the Company Subsidiaries, at all times will be subject to the supervision and direction of the Board of Trustees and will have only such functions and authority as the Board of Trustees may delegate to it, including the functions and authority identified herein and delegated to the Manager hereby. The Manager shall be responsible for the day-to-day operations of the Company and the Company Subsidiaries and will perform (or cause to be performed) such services and activities relating to the Investments and day-to-day operations of the Company and the Company Subsidiaries as may be appropriate in accordance and consistent with the Management Standard, including, but not limited to, the following:

          (i)    serving as the Company's consultant with respect to the periodic review of Investment Guidelines, the Conflicts of Interest Policy (any modifications to which shall be subject to the Approval of the Independent Trustees) and other operating policies and recommendations with respect thereto for the Approval of the Board of Trustees;

          (ii)   establishing, implementing and maintaining for Investments identification, selection, underwriting, analysis and approval procedures in accordance with the CapitalSource Standard; making available to the Company the Manager's knowledge and experience with respect to healthcare industry and current and prospective operators in the healthcare industry and otherwise;

          (iii)  serving as the Company's consultant with respect to, and representing the Company in dealings with third parties in connection with, the identification, investigation, evaluation, analysis, selection, purchase, origination, negotiation, leasing, management, structuring, monitoring, servicing and disposition of the Company's Investments, including the accumulation of assets for securitization;

          (iv)  serving as the Company's consultant with respect to, and representing the Company in dealings with third parties in connection with, decisions regarding any financings, securitizations, hedging activities or borrowings undertaken by the Company or Company Subsidiaries, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company's investment objectives and implementing the raising of debt and equity capital, (2) advising the Company with respect to obtaining appropriate financings for its Investments, and (3) advising the Company with respect to its capital market needs and objectives;

          (v)   reviewing, analyzing and commenting upon the capital improvement plans and budgets therefor, and leasing plans of properties;

          (vi)  engaging and supervising Service Providers relating to the Company's operations or Investments (or potential Investments);

          (vii) coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners, including preparing any required reports or financial statements;

          (viii)  providing office space, equipment and office services required in rendering services to the Company;

          (ix)  performing and supervising the performance of administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Trustees, including the services in respect of any of the Company's incentive, deferred compensation and employee benefit plans, the collection of revenues and the payment of the Company's debts and obligations and maintenance of appropriate information technology services used to perform such administrative functions;

          (x)   causing the Company to timely comply with all obligations of the Company under any agreements relating to loans or other financings made to the Company, including, without limitation, all reporting and other covenant obligations and (to the extent the Company makes funds available therefor), debt service payments;

          (xi)  communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies (including, without limitation, the SEC) or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

          (xii) preparing reports and memoranda regarding potential Investments for presentation to and approval by the Credit Committee and the Board of Trustees;

          (xiii)  counseling the Company in connection with policy decisions to be made by the Board of Trustees;

          (xiv) evaluating and recommending to the Company hedging strategies and engaging in hedging activities on behalf of the Company, consistent with such strategies, as so modified from time to time, the Company's qualification as a REIT and the Investment Guidelines;

          (xv) taking actions (a) for the Company to qualify and maintain its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations promulgated thereunder, including advising the Company with respect to the REIT implications of individual Investments, and (b) for the Company to be an entity exempted from investment company status under the Investment Company Act;

          (xvi) furnishing reports and statistical and economic research to the Company regarding the activities and services performed for the Company by the Manager;

          (xvii)  monitoring the operating performance of the Company's Investments and providing periodic reports with respect thereto to the Board of Trustees, including comparative information with respect to such operating performance and budgeted or projected operating results;

          (xviii)  preparing the Operating Budget for each fiscal year;

          (xix) advising the Company as to the various types of insurance that are necessary or advisable for the Company to carry based on prudent business practices, requirements of Applicable Law, and/or industry standards, including making recommendations as to the amounts of coverage and deductible limits therefor, and recommendations as to insurance brokers and underwriters;

          (xx) pursuant to the direction and guidance of the Company's Chief Financial Officer, investing and re-investing any monies and securities of the Company (including in short-term Investments, payment of fees, costs and expenses, or payments of dividends or distributions to shareholders and partners of the Company), receiving and disbursing cash, and advising the Company as to its liquidity requirements, capital structure and capital-raising activities;

          (xxi) causing the Company to retain qualified Service Providers as selected by the Board of Trustees or otherwise to (i) assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries, and (ii) conduct quarterly compliance reviews with respect thereto;

          (xxii)  causing the Company to qualify to do business in all jurisdictions in which such qualification is required and to obtain and maintain all appropriate licenses and perform all necessary or advisable corporate housekeeping functions with respect to the Company and Company Subsidiaries;

          (xxiii)  assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under Maryland law, the Code, the Exchange Act and the Securities Act or by the NYSE;

          (xxiv)  taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting shareholders for required information to the extent necessary under the Exchange Act, the Securities Act, the NYSE, the Code and Treasury Regulations applicable to REITs;

          (xxv)  handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company's day-to-day operations, other than claims, disputes or controversies with the Manager or its Affiliates or any of their respective employees;

          (xxvi)  arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the business of the Company;

          (xxvii)  using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Trustees from time to time;

          (xxviii)  performing such other services as may be required from time to time for the management and other activities relating to the assets of the Company as the Board of Trustees shall reasonably request or the Manager shall deem appropriate in its commercially reasonable judgment under the particular circumstances;

          (xxix)  using commercially reasonable efforts to cause the Company to comply with all Applicable Laws; and

          (xxx)  cause the Company to comply with the obligations of the Company pursuant to Article IV of the Master Transaction Agreement and the Registration Rights Agreement.

        All references in this Section 2(b) to the "Company" shall be deemed to include any applicable Company Subsidiaries.

        (c)   Retention of Service Providers.    The Manager may retain, for and on behalf of the Company or Company Subsidiaries, and at the sole cost and expense of the Company, the services of Service Providers as the Manager deems necessary or advisable in connection with the management and operations of the Company and Company Subsidiaries. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other professional Service Providers) hired by the Manager.

        (d)   Certain Prohibited Acts.    The Manager shall refrain from any action that, in its commercially reasonable judgment, (i) would adversely affect the qualification of the Company as a REIT under the Code or the Company's status as an entity exempted from investment company status under the Investment Company Act, (ii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Company's Governing Instruments, (iii) would exceed its authority granted under this Agreement or otherwise conveyed by the Board of Trustees, or (iv) would violate the Management Standard. If the Manager is directed to take any action by the Board of Trustees or the Independent Trustees, the Manager shall promptly notify the Board of Trustees or Independent Trustees, as applicable, if it is the Manager's judgment that such action could cause any of the circumstances described in clauses (i)-(iv) above to occur. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall obligate the Manager or any of its Affiliates to undertake any actions that would violate any Applicable Law, this Agreement, the Management Standard, items (i)-(iv) above or its or their policies for compliance with Applicable Laws.

        (e)   Actions of the Company.    The Company (including the Board of Trustees) agrees to take all commercially reasonable actions to permit and enable the Manager to carry out its duties and obligations under this Agreement, including all steps reasonably necessary to allow the Manager to file any registration statement or other filing required to be made under Applicable Laws on behalf of the Company and the Company Subsidiaries in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company and the Company Subsidiaries. If the Manager, exercising its commercially reasonable judgment, determines that it is not authorized to provide a service without the Approval of the Board of Trustees or Approval of the Independent Trustees, as applicable, then the Manager shall promptly notify the Company of such determination, and seek such applicable approval. If after such notification, the Board of Trustees or Independent Trustees, as applicable, does not provide Manager with the necessary approval(s), Manager shall not perform, and shall be excused from providing, such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained. All references in this Section 2(e) to the "Company" shall be deemed to include any applicable Company Subsidiaries and their respective applicable governing bodies.

        (f)    Reporting Requirements.    As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board of Trustees, the Manager shall prepare or cause to be prepared with respect to any Investment, reports and other information with respect to such Investment as may be reasonably requested by the Company.

          (i)    The Manager shall prepare or cause to be prepared (A) all reports, financial or otherwise with respect to the Company, reasonably required by the Board of Trustees in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and (B) all materials and data necessary to complete such reports and other materials, including an annual audit of the Company's books of account by a nationally recognized independent accounting firm.

          (ii)   The Manager shall prepare or cause to be prepared regular reports for the Board of Trustees to enable the Board of Trustees to review the Company's Investments, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board of Trustees, including reports on Investments rejected by the Credit Committee or the Board of Trustees that provide the reason for the rejection and whether the Manager has determined to make such Investment.

        All reports and other information prepared pursuant to this paragraph (f) shall, to the extent the same is customarily prepared "in-house" by an external manager of a publicly traded REIT, be prepared at Manager's sole cost and expense, and to the extent customarily prepared by Service Providers, shall be prepared by such Service Providers at the Company's sole cost and expense.

        (g)   Directors, Officers, Employees and Agents.    Directors, officers, employees and agents of the Manager or its Affiliates may serve as trustees, officers, agents, nominees or signatories for the Company and Company Subsidiaries, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Trustees or applicable governing bodies pursuant to the relevant entity's Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or Company Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of such entities. Without limiting the foregoing, the Manager or its Affiliates will provide the Company with individuals who shall perform the functions of a chief executive officer, chief financial officer, chief development officer, chief accounting officer and general counsel (the "Executive Officer Positions"), along with appropriate support personnel to provide the management services to be provided by the Manager to the Company hereunder, and Manager shall cause such individuals to devote such of their time to the management of the Company as necessary and appropriate, commensurate with the Management Standard and the level of activity of the Company from time to time. In selecting individuals to hold the Executive Officer Positions, Manager will keep the Board of Trustees informed as to any recruiting and interviewing efforts, and shall confer with the Board of Trustees prior to making any decisions with respect thereto. Any individuals provided by Manager to hold the Executive Officer Positions shall have sufficient qualifications and experience to permit such individual to perform the duties of the Executive Officer Position for which he/she is being provided, taking into consideration the Company's business. If requested by the Board of Trustees and approved by the Manager, the individuals serving in the Executive Officer Positions shall also hold the titles of Chief Executive Officer, Chief Financial Officer, Chief Development Officer, Chief Accounting Officer and General Counsel, as applicable, of the Company.

        (h)   Provision of Personnel.    The Manager shall provide personnel for service on an investment, credit or similar type of committee of the Company, which personnel may be the same people who are serving in the capacities set forth in Section 2(g).

        (i)    Insurance.    The Manager shall maintain reasonable and customary "errors and omissions" insurance coverage and other customary insurance coverage.

        (j)    Internal Services.    The Manager shall provide such internal audit, compliance and control services as may be required for the Company to comply with Applicable Law (including the Code and the Securities Act and Exchange Act), regulation (including IRS and SEC regulations) and the rules and requirements of the NYSE and as otherwise reasonably requested by the Company or its Board of Trustees from time to time.

        (k)   Conduct Policies.    The Manager acknowledges receipt of the Company's Code of Business Conduct and Ethics, Policy on Insider Trading and Public Disclosure Policy (as amended from time to time, collectively, the "Conduct Policies") and agrees to require its employees who provide services to the Company to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold employees of the Manager to at least the standards of conduct set forth in the Conduct Policies.

        (l)    License of Manager Intellectual Property.    Subject to the terms and conditions of this Agreement, Manager hereby grants to Company a royalty-free, non-exclusive, non-transferable license to use the Manager Intellectual Property as trademark and as part of the corporate, partnership or limited liability company names of the Company, including the name and trademark "CapitalSource Healthcare REIT", all of the foregoing, solely in connection with the ownership and management of the Investments that are operated or managed by Manager under this Agreement (such rights collectively hereinafter referred to as the "License"), and Company accepts the License under the terms set forth in this Agreement. The Company acknowledges Manager's ownership of the Manager Intellectual Property and agrees that all use of the Manager Intellectual Property by the Company and all goodwill established thereby and all derivative trademarks developed with respect thereto shall be subject to the approval of and inure to the sole benefit of Manager. This License does not give the Company any right, title, or interest in or to the Manager Intellectual Property except the limited right to use the Manager Intellectual Property in accordance with the terms of this Agreement. The License shall expire automatically without further action of the parties hereto upon completion of the Transition Period.

         Section 3.    Additional Activities of the Manager.

        Subject to the Company's right to terminate this Agreement pursuant to the provisions of Section 12(b)(iii) and the obligations under this Agreement with respect to the Conflicts of Interest Policy and the Investment Guidelines, nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, managers, members, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company, including, without limitation, engaging in lending and investment transactions relating to or with the Company's tenants or operators of facilities owned by the Company and any and all actions, decisions, determinations, agreements, powers, rights and remedies with respect thereto, or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, managers, members, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, managers, members, directors or employees may be acting. While information and recommendations supplied to the Company shall, in the Manager's commercially reasonable judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to others.

         Section 4.    Bank Accounts.

        The Manager may establish and maintain one or more bank accounts in the name of the Company or any Company Subsidiary, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Company may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Trustees and, upon request, to the auditors of the Company or any Company Subsidiary.

         Section 5.    Records; Confidentiality.

        (a)   Books and Records; Company Confidential Information.    The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any Company Subsidiary at any time during normal business hours. The Manager shall and shall cause its Affiliates to keep confidential any and all non-public information regarding the Company and Company Affiliates, written or oral, obtained by it in connection with the services rendered hereunder ("Company Confidential Information") and shall not use Company Confidential Information except in furtherance of its duties under this Agreement or disclose Company Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, managers, members, directors, employees, agents, representatives or advisors who need to know such Company Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources, advisors and others in the ordinary course of the Company's business ((i) and (ii) collectively, "Manager Permitted Disclosure Parties"), (iii) in connection with any governmental or regulatory filings of the Company or Manager or their respective Affiliates or disclosure or presentations to the Company's investors, (iv) to governmental officials having jurisdiction over the Company or the Manager and/or their respective Affiliates, (v) as requested or required by Applicable Law or legal process to which the Manager or its Affiliates or any Person to whom disclosure is permitted hereunder is subject or is a party, or (vi) with the consent of the Board of Trustees. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Company

Confidential Information and to direct such Persons to treat such Company Confidential Information in accordance with the terms hereof. Nothing herein shall prevent the Manager from disclosing Company Confidential Information (1) upon the order of any court or administrative agency, (2) upon the request or demand of any regulatory agency or authority, or pursuant to any Applicable Law or regulation, (3) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (4) to its legal counsel or independent auditors; provided, however that with respect to clause (1) and (2), it is agreed that the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek an appropriate protective order and/or waive the Manager's compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is, in the opinion of its counsel, required to disclose Company Confidential Information, the Manager may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that the Manager agrees to exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Company Confidential Information that (A) is available to the public from a source other than the Manager, (B) is released in writing by the Board of Trustees (or by the Manager in compliance with this Agreement) to the public or to Persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Manager from a third-party without breach by such third-party of an obligation of confidence with respect to the Company Confidential Information disclosed. For the avoidance of doubt, information about the Investment portfolio (other than Investments in which the Company and Manager or its Affiliates have co-invested) of the Company shall be deemed to be included within the meaning of "Company Confidential Information" for purposes of the Manager's obligations pursuant to this Section 5(a). The provisions of this Section shall survive the expiration or earlier termination of this Agreement for a period of one (1) year.

        (b)   Confidential Information.    The Company shall, and shall cause the Company Subsidiaries to, keep confidential any and all non-public information regarding the Manager and its Affiliates, written or oral, obtained by it in connection with its relationship with the Manager (the "Manager Confidential Information") and shall not use Manager Confidential Information except in furtherance of the terms of this Agreement or disclose Manager Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, trustees, managers, members, agents, representatives or advisors who need to know such Manager Confidential Information (collectively, "Company Permitted Disclosure Parties") for the purpose of this Agreement, (ii) as requested by Applicable Law or legal process to which the Company or any Person to whom disclosure is permitted hereunder is subject or is a party, or (iii) with the consent of the Manager. The Company agrees to (i) inform each of its Company Permitted Disclosure Parties of the non-public nature of the Manager Confidential Information and to direct such Persons to treat such Manager Confidential Information in accordance with the terms hereof and (ii) not disclose any Manager Confidential Information to any Person after the termination, expiration or nonrenewal of this Agreement. Nothing herein shall prevent the Company from disclosing Manager Confidential Information (1) upon the order of any court or administrative agency, (2) upon the request or demand of any regulatory agency or authority, or pursuant to any Applicable Law or regulation, (3) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (4) to its legal counsel or independent auditors; provided, however that with respect to clause (1) and (2), it is agreed that the Company will provide the Manager with prompt written notice of such order, request or demand so that the Manager may seek an appropriate protective order and/or waive the Company's compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Company is, in the opinion of its counsel, required to disclose Manager Confidential Information, the Company may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that the Company agrees to exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Manager Confidential Information that (A) is available to the public from a source other than the Company, (B) is released in writing by the Manager to the public or to Persons who are not under similar obligation of confidentiality to the Manager or its Affiliates, or (C) is obtained by the Company from a third-party without breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. For the avoidance of doubt, information about the systems, employees, policies, procedures and investment portfolio (other than Investments in which the Company and Manager or its Affiliates have co-invested) of the Manager and its Affiliates shall be deemed to be included within the meaning of "Manager Confidential Information" for purposes of the Company's obligations pursuant to this Section 5(b). The provisions of this Section shall survive the expiration or earlier termination of this Agreement for a period of one (1) year. The Company shall cause the Company Subsidiaries to comply with the provisions of this Section 5(b).

         Section 6.    Compensation.

        (a)   Base Management Fee.    For the services rendered under this Agreement, the Company shall pay to the Manager the Base Management Fee. The parties acknowledge that the Base Management Fee is intended to compensate the Manager for the costs and expenses of performing its duties as set forth in Section 2, including the costs and expenses of its executive officers and employees. The Manager will not receive any compensation for the period prior to the Closing Date other than expenses incurred and reimbursed pursuant to the provisions of Section 7 hereunder.

        (b)   Payment of Base Management Fee.    The Base Management Fee shall be payable in arrears in cash, in monthly installments commencing with the first calendar month immediately following the month in which the Closing Date occurs (with such initial payment pro-rated based on the number of days during such month following the Closing Date), and the Manager shall calculate each installment thereof, and deliver such calculation to the Board of Trustees, as soon as practicable following the last day of each calendar month. The Company shall pay the Manager each installment of the Base Management Fee within five (5) Business Days after the date of delivery to the Board of Trustees of such computations.

        (c)   Other Compensation.    Other than the Base Management Fee and the relevant termination fee(s), if applicable, the Manager is entitled to no incentive or other fee and, other than persons providing the functions of officers of the Company employed by Manager and its Affiliates and other employees of Manager who work on Company matters, is not eligible to participate in the Equity Incentive Plan.

         Section 7.    Expenses.

        (a)   Expenses of the Manager.    The Manager shall bear all of its own expenses of providing management services and otherwise complying with the terms of this Agreement, including but not limited to the following expenses:

          (i)    employment expenses (including without limitation, salary, benefits, employment taxes, other wages, bonus and equity incentive plans of the Manager and its Affiliates) of the employees of the Manager and its Affiliates, and officers and trustees of the Company who are also employees of the Manager or its Affiliates, but excluding equity incentive plans of, and equity incentive compensation provided by, the Company;

          (ii)   costs of Manager's or its Affiliates' internal legal counsel, irrespective of whether the services are performed on behalf of the Manager or the Company; provided, however, that to the extent the Company is reimbursed by a third party for such costs, Company shall remit the same to Manager, after deducting reasonable costs of collection;

          (iii)  costs of procuring and maintaining insurance carried by Manager and/or its Affiliates;

          (iv)  expenses in connection with the Initial Public Offering including the formation of the Company and legal and underwriting expenses;

          (v)   costs associated with the maintenance of corporate offices of Manager and the Company (the cost of which is reflected as part of the Base Management Fee), including rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates; and

          (vi)  all costs associated with the creation, development and upgrade of any computer software, hardware or information technology (the "IT Property"), and the maintenance, training and support thereof, except to the extent that Company and Manager agree in writing that such IT Property are for the primary benefit of the Company and ownership of such vests with the Company.

        (b)   Expenses of the Company.    The Company shall pay all of its and the Company Subsidiaries' costs and expenses and shall reimburse the Manager or its Affiliates for out-of-pocket expenses of the Manager and its Affiliates incurred on behalf of the Company, excepting those expenses that are the responsibility of the Manager pursuant to Section 7(a) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any Company Subsidiary shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:

          (i)    all costs and expenses associated with the equity or debt capital raising activities of the Company following the Initial Public Offering, including the costs and expenses of the preparation of the Company's registration statements, any and all costs and expenses of any subsequent offerings and any filing fees and costs of being a public company, including filings with the SEC, FINRA and the NYSE (and any other exchange or over-the-counter market), among other such entities, but in each instance following the Initial Public Offering;

          (ii)   all costs and expenses in connection with the acquisition, disposition, development, protection, maintenance, financing, hedging, administration and ownership of the Company's or any Company Subsidiary's investment assets (including, without limitation, potential investments that do not proceed to closing), including costs and expenses incurred in contracting with Service Providers or third parties, other than Affiliates of the Manager, to provide such services, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned or leased by the Company or any Company Subsidiary;

          (iii)  all legal, audit, accounting, consulting, underwriting, brokerage, listing, filing, custodian, transfer agent, rating agency, registration and other fees and charges, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company's or any Company Subsidiary's equity securities or debt securities, but in each instance following the Initial Public Offering;

          (iv)  all costs and expenses in connection with legal, accounting, due diligence, asset management, securitization, property management, leasing tasks and other services that Service Providers, other than Affiliates of the Manager, perform on behalf of the Company;

          (v)   all expenses relating to communications to holders of equity securities or debt securities issued by the Company or any Company Subsidiary and the other third party services utilized in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies (including the SEC), including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company's or any Company Subsidiary's securities and the cost of any reports to third parties required under any indenture to which the Company or any Company Subsidiary is a party;

          (vi)  all costs and expenses of money borrowed by the Company or Company Subsidiaries, if any, including principal, interest and the costs associated with the establishment and maintenance of any credit facilities, warehouse loans, repurchase facilities and other indebtedness of the Company and Company Subsidiaries, if any (including commitment fees, legal fees, closing and other costs);

          (vii) all taxes and license fees applicable to the Company or any Company Subsidiary, including interest and penalties thereon;

          (viii)  all fees paid to and expenses of Service Providers engaged by the Company or any Company Subsidiary or by the Manager for the account of the Company or any Company Subsidiary, other than Affiliates of the Manager;

          (ix)  all insurance costs and premiums incurred by the Company or any Company Subsidiary, including any costs to obtain liability or other insurance to indemnify the Manager and underwriters of any securities of the Company and for liability or other insurance required pursuant to the Master Transaction Agreement;

          (x)   all costs and expenses relating to the acquisition of, and maintenance and upgrades to, the Company's portfolio accounting systems;

          (xi)  all compensation and fees paid to trustees or directors or managers of the Company or any Company Subsidiary (excluding compensation paid to officers or employees of the Manager or any of its Affiliates in their capacity as such officers or employees), all expenses of trustees or directors or managers of the Company or any Company Subsidiary (including those trustees who are also employees of the Manager or its Affiliates), the cost of trustees and officers liability insurance and premiums for errors and omissions insurance, and any other insurance deemed necessary or advisable by the Board of Trustees for the benefit of the Company and its trustees and officers (including those trustees who are also employees of the Manager or its Affiliates);

          (xii) all third-party legal, accounting and auditing fees and expenses, investor relations, administrative fees and expenses and other similar services relating to the Company's or any Company Subsidiary's corporate operations (including all quarterly and annual audit or tax fees and expenses);

          (xiii)  all third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company or any Company Subsidiary, or which the Company or any Company Subsidiary is authorized or obligated to pay under Applicable Law or its Governing Instruments or by the Board of Trustees, other than those to which the Company is entitled to indemnification from Manager;

          (xiv) subject to Section 8 below, any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Company Subsidiary, or against any trustee, director or officer of the Company or any Company Subsidiary in his or her capacity as such for which the Company or any Company Subsidiary is required to indemnify such person by any court or governmental agency or settlement of pending or threatened proceedings;

          (xv) all travel and related expenses of the Company's trustees and officers and the Manager's employees incurred in connection with attending meetings of the Board of Trustees or holders of securities of the Company or any Company Subsidiary or performing other business activities on behalf of the Company or any Company Subsidiary; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager exercising its commercially reasonable judgment, where such expenses were not incurred solely for the benefit of the Company;

          (xvi) all expenses of organizing, modifying or dissolving the Company or any Company Subsidiary and costs preparatory to entering into a business or activity or of winding up or disposing of a business activity of the Company or Company Subsidiaries, if any, other than expenses to be incurred by the Manager under Section 7(a)(iv) in connection with the formation of the Company;

          (xvii)  all expenses relating to payments of dividends, interest or distributions in cash or any other form made or caused to be made by the Board of Trustees to or on account of holders of the securities of the Company or any Company Subsidiary, including in connection with any dividend reinvestment plan;

          (xviii)  all costs and expenses related to the design and maintenance of the Company's web site or sites and associated with any computer software, hardware or information technology services that is used primarily for the Company;

          (xix) costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses incurred solely for the benefit of the Company;

          (xx) all expenses incurred on behalf of the Company in connection with servicing problems, delinquent tenants or special servicing;

          (xxi) the costs and expenses incurred with respect to administering the Equity Incentive Plan and complying with the terms of the Master Transaction Agreement and Registration Rights Agreement (except to the extent costs are explicitly the responsibility of another party thereunder); and

          (xxii)  all other expenses of the Company or any Company Subsidiary relating to its business and investment operations, including the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Investments, that are not the responsibility of the Manager under Section 7(a) of this Agreement.

        (c)   Reimbursement of Costs and Expenses.    Costs and expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such written statement to the Company within thirty (30) days after the end of each month. The Company shall pay all amounts payable to the Manager pursuant to this Section 7(c) within ten (10) days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. On an annual basis, the allocation of shared expenses between the Company and the Manager shall be reviewed and approved by the Approval of the Independent Trustees. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

         Section 8.    Limits of the Manager's Responsibility/Indemnification.

        (a)   Responsibility of Manager.    The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in a commercially reasonable manner in accordance with the Management Standard and shall not be responsible for any action of the Board of Trustees or the Company in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Conflicts of Interest Policy and the Investment Guidelines. The Manager and its Affiliates, and the directors, managers, members, officers, employees and stockholders of the Manager and its Affiliates, will not be liable to the Company, any Company Subsidiary, the Board of Trustees, the Independent Trustees, or the Company's shareholders for any acts or omissions by the Manager, its Affiliates, or its and their officers, directors, managers, members or employees, performed in accordance with and pursuant to the foregoing and this Agreement, except by reason of acts constituting willful misconduct, gross negligence or reckless disregard of the Manager's duties under this Agreement.

        (b)   Manager as Shareholder.    The parties hereto agree and acknowledge that the Company has provided, and may in the future provide, to and for the benefit of CapitalSource Inc. and its Affiliates one or more waivers of various REIT ownership limitations in the Company's Amended and Restated Declaration of Trust, as amended from time to time. The parties hereto further agree and acknowledge that, notwithstanding any other provision of this Agreement, (1) nothing in this Agreement shall require any of the Manager, CapitalSource Inc. or any their respective Affiliates to violate the terms of any such waivers or to take or make any action, decision or determination, or refuse to or refrain from any action, decision or determination, whether for itself or for the Company or any Company Subsidiary, that would result in the violation of the terms of any such waivers, (2) no action, decision or determination, or refusal to or refraining from any action, decision or determination, by Manager, CapitalSource Inc. or any Affiliate of either of them, whether for itself or for the Company or any Company Subsidiary pursuant to this Agreement or otherwise, that is made, taken or done in order to comply with the provisions of any such waiver shall be deemed to be a breach of this Agreement or in contravention of the Management Standard in any respect, (3) none of Manager, CapitalSource Inc. or any Affiliate of either of them shall be required to sell, forego any rights or take or refrain from taking any action in respect of any of their assets as a condition to the Company's acquisition, modification or disposition of any Investment, and (4) the Company may not be able to acquire, modify or dispose of various Investments or potential Investments from time to time to the extent that such acquisition, modification or disposition would result in a violation or breach of the terms of any such waivers and the failure of the Manager to take or refrain from taking any action or make any decision or determination with respect thereto and Manager's actions, determinations or decisions in not causing or advising the Company to make any such acquisition, modification or disposition shall not be deemed to be a breach of this Agreement or in contravention of the Management Standard in any respect.

        (c)   Indemnification by Company.    The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates, and the directors, members, managers, officers, employees and stockholders of the Manager and its Affiliates (each, a "Manager Indemnified Party"), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys' fees) (collectively "Losses"), in respect of or arising from any acts or omissions of such Manager Indemnified Party performed under this Agreement and, in respect of any such Manager Indemnified Party, not constituting willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement.

        (d)   Indemnification by Manager.    The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, its Affiliates, and the trustees, officers and shareholders of the Company and its Affiliates and each Person, if any, controlling the Company (each, a "Company Indemnified Party"; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an "Indemnified Party") of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting willful misconduct, gross negligence or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by employees of the Manager or any of its Affiliates relating to the terms and conditions of their employment by the Manager or such Affiliate.

        (e)   Indemnification Procedure.    In case any such claim, suit, action or proceeding (a "Claim") is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 8; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party's rights to be indemnified pursuant to this Section 8. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, defend in a commercially reasonable manner any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section 8, also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to defend (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party's reasonable judgment, to defend the Claim in a commercially reasonable manner. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party's consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party's sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 8 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall not be responsible for any settlement of such Claim entered into by such Indemnified Party without the indemnifying party's consent. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 8.

        (f)    Survival.    The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

        (g)   Notwithstanding any other provision of this Agreement, no indemnifying party shall be liable to any Indemnified Party for any special, indirect, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages.

         Section 9.    No Joint Venture.

        The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

         Section 10.    Term; Renewal.

        (a)   Initial Term.    This Agreement shall become effective on the Closing Date and shall continue in operation, unless earlier terminated in accordance with the terms hereof, until the third anniversary of the Closing Date (the "Initial Term").

        (b)   Automatic Renewal Terms.    After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an "Automatic Renewal Term") unless earlier terminated or either the Company or the Manager elects not to renew this Agreement in accordance with this Section 10.

        (c)   Nonrenewal by the Company.    Notwithstanding any other provision of this Agreement to the contrary but subject to Section 12(c), the Company may, in connection with the expiration of the Initial Term or any Automatic Renewal Term, decline to renew this Agreement upon the unanimous approval of the Independent Trustees. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Automatic Renewal Term, the Company shall deliver to the Manager prior written notice of the Company's intention not to renew this Agreement not less than one hundred eighty (180) days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date, not less than one hundred eighty (180) days from the date of the notice, on which the Manager shall cease to provide services under this Agreement and this Agreement shall expire and terminate on such date. If the Management Agreement is terminated due to the election by the Company not to renew the same under this Section 10(c), the Company shall be obligated to pay the Manager the Termination Fee within ninety (90) days after the effective date of termination of this Agreement. The obligation to pay the Termination Fee shall survive the expiration or termination of this Agreement.

        (d)   Nonrenewal by the Manager.    No later than one hundred eighty (180) days prior to the expiration of the Initial Term or any Automatic Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager's intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall expire effective upon expiration of the then current term. In the event that the Manager declines to renew this Agreement, no Termination Fee shall be paid.

        (e)   No Liability.    In the event of expiration, termination or nonrenewal of this Agreement pursuant to this Section 10, the parties shall be without any further liability or obligation to each other, except for obligations to pay any termination fees under this Agreement, as provided in Sections 12 or

13 of this Agreement and for such obligations as expressly survive the expiration or termination of this Agreement.

         Section 11.    Assignments.

        (a)   By the Manager.    This Agreement shall not be assigned, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the Approval of the Independent Trustees. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding the foregoing, the Manager may delegate, assign, subcontract or subservice to one or more of its Affiliates the performance of, or cause one or more of its Affiliates to perform, any of its responsibilities hereunder so long as it remains liable for any such Affiliate's performance. Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

        (b)   By the Company.    The Company shall not assign this Agreement, in whole or in part, unless such assignment is consented to in writing by the Manager; provided, however, that any successor to the Company in any Change in Control shall be liable and responsible for the provisions of this Agreement that survive any such Change in Control or termination of this Agreement in connection therewith. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Company is bound. In addition, the assignee shall execute and deliver to the Manager a counterpart of this Agreement.

         Section 12.    Termination of the Manager.

        (a)   Termination Without Cause.    Subject to Section 12(c), at any time during the term of this Agreement, Company may terminate this Agreement following unanimous approval of the Independent Trustees upon thirty (30) days' written notice of termination from the Board of Trustees to the Manager. If Company elects to terminate this Agreement in accordance with the provisions of this Section 12(a), Company shall pay to Manager within ninety (90) days of the effective date of such termination either (i) the Termination Fee, or (ii) if at the effective time of such termination CapitalSource Inc.'s direct and indirect equity interest in the Company is less than fifteen percent (15%), the Reduced Termination Fee.

        (b)   Termination For Cause.    Subject to Section 12(c), at any time during the term of this Agreement, Company may terminate this Agreement following unanimous approval of the Independent Trustees upon thirty (30) days' written notice of termination from the Board of Trustees to the Manager, without payment of the Termination Fee or the Reduced Termination Fee, if any of the following events shall occur:

          (i)    the Manager shall commit any act of fraud, misappropriation of funds or embezzlement against the Company in its corporate capacity or shall act in reckless disregard or be grossly negligent in the performance of or willfully neglect its duties under this Agreement (including such action or inaction by the Manager which materially impairs the Company's ability to conduct its business);

          (ii)   the Manager shall commit a material breach of any provision of this Agreement (including Manager's obligation to perform its duties as set forth in Section 2 above); provided, that such default has continued uncured for a period of sixty (60) days after written notice thereof, which notice shall contain a request that the same be remedied;

          (iii)  the Manager or any of its Affiliates raises, sponsors, forms or advises any new investment fund, company or vehicle, including any REIT, that invests primarily in sale-leaseback transactions involving healthcare-related properties in the United States; provided that the Manager or any of its Affiliates may raise, sponsor and/or form a new investment fund, company or vehicle, and advise that new fund, company or vehicle, with respect to sale-leaseback transactions involving healthcare-related properties in the United States if the Manager has presented such opportunity to the Company and a majority of the Independent Trustees have determined that the Company should decline such opportunity;

          (iv)  (A) the Manager shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, seeking to adjudicate it as bankrupt or insolvent, seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Manager shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against the Manager any case, proceeding or other action of a nature referred to in clause (A) above which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (C) the Manager shall take any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the acts set forth in clause (A) or (B) above; or (D) the Manager shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

          (v)   the Manager is convicted (including a plea of nolo contendere) of a felony or the entry of any order or consent decree by any state or federal regulatory agency or authority, or the settlement by the Manager with any such regulatory agency or authority, whether or not such order, consent decree or settlement involves the admission or denial of liability, with respect to or arising out of any regulatory proceeding where the subject matter of the regulatory proceeding involves conduct of the Manager in the course of conducting its business as contemplated by this Agreement;

          (vi)  A Manager Change in Control or a Change in Control of CapitalSource Inc. and within six (6) months after such applicable Change in Control the employment with the Manager or its Affiliates of both (a) the person employed by the Manager or its affiliates that is performing the function of the Company's chief executive officer, and (b) one of the two persons employed by the Manager or its affiliates that are performing the functions of the Company's chief financial officer and chief accounting officer, in each cases, as performing such functions and employed by the Manager or its affiliates immediately prior to the occurrence of such Change in Control is terminated for reasons other than for cause or such person's death, disability or resignation without good reason; provided that Company exercises its right to terminate this Agreement within six (6) months following the termination of employment of the last of the two individuals; or

          (vii) upon the dissolution of the Manager, unless its obligations are assumed by one or more of its Affiliates reasonably satisfactory to Company.

        If any of the events specified above shall occur, the Manager shall give prompt written notice thereof to the Board of Trustees.

        (c)   Automatic Termination Due to Change in Control of the Company.    In the event of a Change in Control of the Company, this Agreement shall automatically terminate upon the effective date of such Change in Control and the Company shall pay to Manager the Adjusted Termination Fee within ninety (90) days of the effective date of such termination. Furthermore, notwithstanding any other provision of this Agreement or the termination or expiration of this Agreement, if a Change in Control of the Company occurs within one year after the expiration or termination of this Agreement for any reason other than a Termination for Cause pursuant to Section 12(b) hereof or a termination or non-renewal by Manager pursuant to Section 10(d), then Company shall pay to Manager within ninety (90) days after the effective date of such Change in Control of the Company an amount equal to the difference between the Adjusted Termination Fee and any Termination Fee or Reduced Termination Fee previously paid by Company to Manager in connection with such prior expiration or termination of this Agreement.

        (d)   Survival.    The provisions of this Section 12 shall survive the expiration or termination of this Agreement.

         Section 13.    Action Upon Termination.

        (a)   Non-Solicitation.    During the term of this Agreement and for one year after the effective date of expiration or termination of this Agreement for any reason other than pursuant to Section 12(b) or Section 10(d) (in which event the provisions of this Section 13(a) shall not apply), the Company shall not, directly or indirectly through its Affiliates, without the prior written consent of the Manager, employ or seek to employ any of Jim Pieczynski, Alex Chavez, Imran Javaid or Steve Gilleland or any person performing the functions of or holding the offices for the Company of chief executive officer, chief financial officer, president, chief investment officer and/or chief accounting officer. The provisions of this Section 13(a) shall survive the expiration or termination of this Agreement.

        (b)   Duty of Cooperation.    From and after the effective date of expiration or termination of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and any applicable termination fees and shall be reimbursed for all expenses in complying with the provisions of this Section 13(b). Upon any such termination, the Manager shall use commercially reasonable efforts to cooperate with the

Company and third parties designated by the Company in effectuating an orderly transition of the management of the Company, which cooperation shall include, but not be limited to, the following:

          (i)    after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company and Company Subsidiaries all money collected and held for the account of the Company and such Subsidiaries pursuant to this Agreement;

          (ii)   deliver to the Board of Trustees a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Trustees with respect to the Company and any Company Subsidiaries;

          (iii)  deliver to the Board of Trustees all data and documents, in a readable format, property and other assets of the Company and any Company Subsidiaries then in the custody of the Manager;

          (iv)  assign to Company all contracts and other instruments as may be in Manager's name relating to the operation of the Company and shall use reasonable efforts to obtain all consents necessary therefor;

          (v)   transfer to Company all of Company's books and records respecting the Company and its Investments in the custody and control of Manager, so as to ensure the orderly continuance of the operation of the Company and the management of its Investments, but such books and records shall thereafter be available to Manager as reasonably necessary at all reasonable times, upon reasonable notice, for inspection, audit, examination and transcription for a period of seven years;

          (vi)  to the extent permitted by Applicable Laws, assign and transfer to Company or Company's designee Manager's right, title and interest (if any) in and to all licenses and permits (if any) used by Manager exclusively for the operation of the Company, and shall use reasonable efforts to obtain all consents necessary therefor; and

          (vii) provide to Company a copy of all data and information relating to the operation of the Company during the 12 months immediately preceding the termination date, and, if permitted under the applicable software license, provide Company with a 90 day no-fee license for continued use of any software containing such data and information, and the right to copy such data and information, but not the software.

        The parties agree and acknowledge that the Manager shall not be obligated to do any of the foregoing past the end of the Transition Period.

         Section 14.    Release of Money or Other Property Upon Written Request.

        The Manager agrees that any money or other property of the Company (which such term, for the purposes of this Section 14, shall be deemed to include any and all of its subsidiaries, if any) held by the Manager shall be held by the Manager as custodian for the Company, and the Manager's records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company or by a majority of the Independent Trustees requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than sixty (60) days following such request. Upon delivery of such money or other property to the Company, the Manager shall not be liable to the Company, the Board of Trustees, or the Company's shareholders or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section 14.

         Section 15.    Representations and Warranties.

        (a)   The Company hereby represents and warrants to the Manager as follows:

          (i)    The Company and each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the trust or corporate power and authority and the legal right to own its assets, to lease any property it owns to tenants, and to conduct the business in which it is now engaged and is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and the Company Subsidiaries, if any, taken as a whole.

          (ii)   The Company has the trust power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary trust action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including shareholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (iii)  The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any Applicable Law binding on the Company or Company Subsidiaries, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company or Company Subsidiaries, or the Governing Instruments of, or any securities issued by the Company or Company Subsidiaries or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and the Company Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

        (b)   The Manager hereby represents and warrants to the Company as follows:

          (i)    The Manager is duly organized, validly existing and in good standing under the laws of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets and to conduct the business in which it is now engaged and is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries taken as a whole.

          (ii)   The Manager has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

          (iii)  The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any Applicable Law binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 16.    Miscellaneous.

        (a)   Notices.    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 16):

The Company:	CapitalSource Healthcare REIT 30699 Russell Ranch Road Suite 200 Westlake Village, California 91362 Attention: Board of Trustees Fax: (818) 597-7851
with a copy to:	CapitalSource Healthcare REIT 30699 Russell Ranch Road Suite 200 Westlake Village, California 91362 Attention: General Counsel Fax: (818) 597-7851
The Manager:	CapitalSource Finance LLC 4445 Willard Avenue 12th Floor Chevy Chase, Maryland 20815 Attention: Chief Legal Officer and General Counsel—Corporate Fax: (301) 841-2380

        (b)   Binding Nature of Agreement; Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

        (c)   No Third-Party Beneficiaries.    This Agreement is not intended to confer upon any person other than the parties any rights or remedies, except that with respect to the obligations of the Company and the Manager pursuant to Section 8, the Manager Indemnified Parties and the Company Indemnified Parties, respectively, shall be third party beneficiaries of such obligations

        (d)   Integration.    This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

        (e)   Amendments.    Neither this Agreement nor any terms hereof may be amended, supplemented, modified or waived except in an instrument in writing executed by the parties hereto, which, for the Company, shall require the Approval of the Independent Trustees.

        (f)    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MARYLAND, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND AND OF THE COURTS OF MONTGOMERY COUNTY, MARYLAND FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE

TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

        (g)   WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        (h)   Survival of Representations and Warranties.    All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

        (i)    No Waiver; Cumulative Remedies.    No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        (j)    Section Headings.    The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

        (k)   Counterparts.    This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

        (l)    Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, each of the parties hereto has executed this Management Agreement as of the date first written above.

CAPITALSOURCE HEALTHCARE REIT
BY:	Name: Title:
CAPITALSOURCE FINANCE LLC
BY:	Name: Title:

Exhibit A

Conflicts of Interest Policy

        Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Management Agreement, dated as of [                        ], 2008, as may be amended from time to time (the "Management Agreement"), by and between CapitalSource Healthcare REIT, a Maryland trust (the "Company") and CapitalSource Finance LLC, a Delaware limited liability company (the "Manager").

  1.
  The Company shall have the first right to invest in all Investments originated by or presented to the Manager or any of its Affiliates with one or more of the following characteristics, regardless of how such Investment is originated or otherwise identified by the Manager or such Affiliate, unless otherwise specified below:

  (a)
  any "sale-leaseback" transaction or acquisition of healthcare real property subject to a lease; or

  (b)
  any stand-alone investment opportunity which constitutes equity or preferred equity in an entity that owns primarily healthcare-related real property.

    In addition, if the Manager or any of its Affiliates elects to syndicate to one or more third parties a portion of any healthcare real property related loan, then the Manager or such Affiliates shall first offer to the Company such syndicated portion of such loan.

  2.
  The Company shall not purchase from, or co-invest (i.e., co-originate or co-purchase from an unaffiliated third party) with, the Manager or any of its Affiliates unless (A) if the co-investment is made on a pari passu basis, the economic terms (exclusive of any administrative fees payable to the Manager or any of its Affiliates as agent) shall be at least as favorable to the Company as to the Manager or such Affiliate and (B) if the co-investment results in the Manager or any of its Affiliates and the Company holding Debt Tranches (defined below) of different priorities, the terms of the Company's Debt Tranche (defined below) comply with the following: (1) if purchased in the secondary market from an unaffiliated third party, the Company's investment shall be upon such terms as are offered by such third party and (2) if purchased or part of a co-origination with the Manager or any of its Affiliates, (y) the Company's Investment shall, if there is one or more third party participants in the Company's Debt Tranche, be upon terms no less favorable than the most favored third party participant in the Company's Debt Tranche and (z) the Company's Investment shall, if there are no other participants in the Company's Debt Tranche, be upon then current market terms for similar Investments purchased in arms length transactions as reasonably determined by the Manager in its commercially reasonable judgment based upon third party bids received or published market data (if available)

  3.
  In the event that (i) the Company shall invest in a loan (or portion of a loan) that is secured (directly or indirectly) by the same underlying real estate asset that secures a loan (or tranche or other portion of a loan) of a different priority held by the Manager or any of its Affiliates or (ii) the Manager or any of its Affiliates or the Company holds a preferred equity interest in a real estate asset that (directly or indirectly) secures a loan in which the other party hereto has an interest (which, for the avoidance of doubt, shall include a revolving loan made by the Manager or its Affiliates to the operator of such real estate asset that is secured by the accounts receivable of the operator of such asset) (each such loan, loan tranche or other loan portion or preferred equity interest being a "Debt Tranche"), then, if each of the Manager or such Affiliate and the Company holds a majority of its respective Debt Tranche, a majority of the Independent Trustees may, upon the occurrence of (A) a material default in respect of the

    Debt Tranche in which the Company holds an interest (the "Company's Debt Tranche") or (B) any request to amend, modify or waive any material term of the Company's Debt Tranche in order to avoid a pending material default, retain a reputable independent third party special servicer or adviser to advise the Board of Trustees with respect to all material rights, remedies, enforcement actions, amendments and requests for waivers or consents in respect of the Company's Debt Tranche, and one-half of the reasonable fee of such servicer or adviser shall be deducted from any Base Management Fee payable to the Manager in respect of the applicable Company's Debt Tranche, provided, however, that such costs shall not exceed the lesser of the reasonable special servicer fee and one-half of the annual Base Management Fee allocable to the Investment Value of such Investment.

  4.
  Without the Approval of the Independent Trustees, the Company shall not invest in (i) any loan secured (directly or indirectly) by a real estate asset in which the Manager or any of its Affiliates has an equity interest (other than preferred equity) or (ii) any equity interest (other than preferred equity) in any real estate asset which secures (directly or indirectly) any loan held by the Manager or any of its Affiliates; provided, however, that for the avoidance of doubt, the Company may invest in properties in which the Manager or any of its Affiliates has made a revolving loan to the operator of such property secured by the accounts receivable of such operator.

  5.
  Without the Approval of the Independent Trustees, neither the Manager nor or any of its Affiliates shall invest in (i) any equity interest in any real estate asset which secures (directly or indirectly) any loan held by the Company or (ii) any loan secured (directly or indirectly) by a real estate asset in which the Company has an equity interest (other than preferred equity); provided, however, that for the avoidance of doubt, this restriction on the Manager and its Affiliates shall not apply to equity interests acquired in connection with workouts or as "equity kickers" granted as incidental consideration for the making of a loan not secured by real estate to the operator of such asset

  6.
  The legal department of the Manager shall provide legal services to the Company such as advice as to corporate governance matters, regulatory requirements, tax matters, litigation matters and such other matters as the Company or the Board of Trustees may from time to time reasonably request, and in the provision of such legal services to the Company, its officers and trustees shall, to the extent permitted by Applicable Law, be entitled to all attorney-client privileges available under Applicable Law and all fiduciary obligations owed by attorneys to their clients under Applicable Law. Notwithstanding the foregoing, in order to mitigate possible conflicts of interest, if determined either by action of a majority of the Independent Trustees or, with respect to items (i) and (iv) below, by the Manager, the Company, at its own cost and expense, shall retain separate external counsel with respect to (i) any disputes between the Manager and Company arising under the Management Agreement or any other agreement between the Manager and Company, (ii) any transaction of the kind described in Section 3 or Section 5, (iii) any investment for which a majority of the Independent Trustees has retained a special servicer or adviser in accordance with Section 4, and (iv) any matter that a majority of the Independent Trustees or the Manager identifies as a situation where the dual representation of the Company and the Manager presents an actual or apparent conflict of interest or where separate external counsel is otherwise appropriate.

  7.
  The Manager must seek the Approval of the Independent Trustees before engaging in any transaction that is in contravention of this Conflict of Interest Policy.

Exhibit B

Investment Guidelines

        Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Management Agreement, dated as of [                        ], 2008, as may be amended from time to time (the "Management Agreement"), by and between CapitalSource Healthcare REIT, a Maryland trust (the "Company") and CapitalSource Finance LLC, a Delaware limited liability company (the "Manager").

  1.
  No Investment shall be made by the Company that would cause the Company upon the closing of such Investment to fail to qualify as a REIT under the Code;

  2.
  No Investment shall be made by the Company that would cause the Company upon the closing of such Investment to be regulated as an investment company under the Investment Company Act;

  3.
  The Company shall not invest more than 20% of the Investment Value of all of its Investments, determined as of the date of such new Investment, in any single Investment (except with respect to the assets contributed to the Company in connection with the Initial Public Offering), except that with respect to mezzanine loans, the Company shall not invest more than 15% of the Investment Value of all of its Investments determined as of the date of such new Investment, in any single Investment, and the Company shall not invest more than 40% of its Investment Value, determined as the of the date of such new Investment, in projects controlled by a single tenant or borrower, as applicable, or group of affiliated tenants or borrowers that would form a consolidated group under GAAP;

  4.
  Subject to any lower limits required by the Master Transaction Agreement, the Company shall maintain leverage not exceeding 80% of the total Investment Value of its Investments;

  5.
  The Company shall maintain a portfolio of Investments that are geographically diverse (except with respect to the assets contributed to the Company in connection with the Initial Public Offering);

  6.
  No Investment shall be made that does not comply with the Conflicts of Interest Policy;

  7.
  The Manager must seek the Approval of the Independent Trustees before engaging in any transaction that is in contravention of these Investment Guidelines; and

  8.
  The Approval of the Independent Trustees must be obtained prior to making or engaging in any Investment, disposing of any portion of any Investment and/or making or agreeing to make any amendment, modification, waiver or consent of or with respect to any Investment that involves the commitment or extension of additional capital or funds or the assumption of any obligations.

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  Exhibit 10.2